EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

             We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 20, 2000, except for Note 7 as to which the date is October 30, 2000, with respect to the financial statements FastForward Networks, Inc., included in the Form 8-K/A dated January 5, 2001, of Inktomi Corporation.

Ernst & Young LLP
Walnut Creek, California
January 5, 2001